Exhibit 4.2

AMERICAN GREETINGS CORPORATION,

as Issuer,

and

THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK,

as Trustee

SUPPLEMENTAL INDENTURE

Dated as of November 30, 2011

7 3/8% NOTES DUE 2016

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of November 30, 2011, between American Greetings Corporation, an Ohio corporation (the “Issuer”), and The Bank of Nova Scotia Trust Company of New York, as trustee (the “Trustee”), to the indenture, dated as of February 24, 2009 (the “Indenture”), between the Issuer and the Trustee. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

W I T N E S S E T H :

WHEREAS, the Issuer and the Trustee have heretofore executed and delivered the Indenture providing for the issuance by the Issuer of its 7 3/8% Notes due 2016 (the “Notes”);

WHEREAS, there is currently outstanding under the Indenture $32,686,000 in aggregate principal amount of the Notes;

WHEREAS, Section 8.02 of the Indenture provides that the Issuer and the Trustee may, with the consent of the holders of at least a majority in principal amount of the Notes then outstanding (the “Requisite Consents”), enter into a supplemental indenture for the purpose of amending the Indenture;

WHEREAS, the Issuer has offered to purchase (the “Offer”) all of the outstanding Notes upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, dated as of November 15, 2011 (the “Offer to Purchase”), and the accompanying Letter of Transmittal and Consent, as the same may be further amended, supplemented or modified;

WHEREAS, the Offer contemplates the proposed amendments to the Indenture (the “Proposed Amendments”) set forth herein and a supplemental indenture in respect of the Proposed Amendments being executed and delivered, with the operation of such Proposed Amendments being subject to, among other things, the acceptance for payment by the Issuer of the Notes comprising the Requisite Consents tendered pursuant to the Offer on the Initial Acceptance Date (as defined in the Offer to Purchase);

WHEREAS, the Issuer has received the Requisite Consents to effect the Proposed Amendments and has furnished to the Trustee evidence of such Requisite Consents;

WHEREAS, the Issuer has been authorized by a resolution adopted by its Board of Directors to enter into this Supplemental Indenture;

WHEREAS, all other acts and proceedings required by law, the Indenture and the articles of incorporation and code of regulations of the Issuer to execute and deliver this Supplemental Indenture, in accordance with its terms, have been duly done and performed;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, and for the equal and proportionate benefit of the holders of the Notes, the Issuer and the Trustee hereby agree as follows:

Section 1. Deletions of Certain Provisions.

The Indenture is hereby amended to delete the following sections in their entirety and, in the case of each such section, insert in lieu thereof the phrase “Intentionally Omitted,” and any and all references to such sections, any and all obligations thereunder and any Event of Default under the Indenture related solely to the following sections are hereby deleted throughout the Indenture, and such sections and references shall be of no further force or effect:

•	Section 4.02 (Reports to Holders);

•	Section 4.03 (Waiver of Stay, Extension or Usury Laws);

•	Section 4.04 (Compliance Certificate; Notice of Default; Tax Information);

•	Section 4.05 (Payment of Taxes and Other Claims);

•	Section 4.06 (Corporate Existence);

•	Section 4.09 (Maintenance of Properties and Insurance);

•	Section 4.11 (Limitations on Restricted Payments);

•	Section 4.12 (Limitations on Asset Sales);

•	Section 4.13 (Limitations on Transactions with Affiliates);

•	Section 4.14 (Limitations on Liens);

•	Section 4.15 (Change of Control);

•	Section 4.16 (Limitations on Dividends and Other Restrictions Affecting Restricted Subsidiaries);

•	Section 4.17 (Limitations on Sale and Leaseback Transactions);

•	Section 4.18 (Limitations on Designation of Unrestricted Subsidiaries);

•	Section 4.19 (Additional Notes Guarantees); and

•	Subsections (e) and (f) of Section 6.01(Events of Default).

Section 2. Other Amendments to the Indenture.

(a) All definitions in the Indenture which are used exclusively in the sections and clauses deleted pursuant to Section 1 of this Supplemental Indenture are hereby deleted.

(b) The definition of any defined term used in the Indenture, where such definition is set forth in any of the sections or subsections that are eliminated by this Supplemental Indenture and the term it defines is still used in the Indenture after the amendments hereby become effective, shall be deemed to become part of, and defined in, Section 1.01 of the Indenture. Such defined terms are to be in alphanumeric order within Section 1.01 of the Indenture.

(c) Section 3.03 of the Indenture is hereby amended and restated in its entirety as follows:

“Section 3.03. Notice of Redemption.

Notice of redemption shall be mailed by first class mail at least three but not more than 60 days before the Redemption Date to each Holder to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a satisfaction and discharge of this Indenture. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed.

The notice shall identify the Notes to be redeemed (including the CUSIP, ISIN or other number(s) thereof) and shall state:

(1) the Redemption Date;

(2) the Redemption Price and the amount of accrued interest, if any, to be paid;

(3) that, if any Note is being redeemed in part, the portion of the principal amount (equal to $1,000 in principal amount or any integral multiple thereof) of such Note to be redeemed and that, on and after the Redemption Date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion thereof will be issued;

(4) the name, address and telephone number of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent at the address specified to collect the Redemption Price plus accrued interest, if any;

(6) that, unless the Issuer defaults in making the redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date and the only remaining right of the Holders is to receive payment of the Redemption Price plus accrued interest to the Redemption Date upon surrender of the Notes to the Paying Agent;

(7) the subparagraph of the Notes pursuant to which the Notes called for redemption are being redeemed; and

(8) if fewer than all the Notes are to be redeemed, the identification of the particular Notes (or portion thereof) to be redeemed, as well as the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption.”

(d) Section 6.01 (Events of Default) of the Indenture shall be modified to reflect the deletion of the sections and clauses referred to in Section 1 of this Supplemental Indenture.

(e) Subsection 6.01(g) of the Indenture is hereby amended and restated in its entirety as follows:

“(g) the Issuer pursuant to or within the meaning of any Bankruptcy Law:

(A)	commences a voluntary case,

(B)	consents to the entry of an order for relief against it in an involuntary case,

(C)	consents to the appointment of a Custodian of it or for all or substantially all of its assets, or

(D)	makes a general assignment for the benefit of its creditors;”

(f) Subsection 6.01(h) of the Indenture is hereby amended and restated in its entirety as follows:

“(h) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)	is for relief against the Issuer as debtor in an involuntary case,

(B)	appoints a Custodian of the Issuer or a Custodian for all or substantially all of the assets of the Issuer, or

(C)	orders the liquidation of the Issuer and the order or decree remains unstayed and in effect for 60 days; or”

Section 3. Effect and Operation of Supplemental Indenture.

This Supplemental Indenture shall be effective and binding immediately upon its execution and thereupon this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Note heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby, and the respective rights, limitations of rights, obligations, duties and immunities under the Indenture of the Issuer and the Trustee and the holders of the Notes shall thereafter be determined, exercised and enforced thereunder subject in all respects to such modification and the amendments, but, notwithstanding anything in the Indenture or this Supplemental Indenture to the contrary, this Supplemental Indenture shall not be operative until the Company has accepted for payment all of the Notes validly tendered pursuant to the Offer on the Initial Acceptance Date. If the Offer is terminated or withdrawn, or the Notes are not accepted for payment for any reason, this Supplemental Indenture will not become operative.

Section 4. Reference to and Effect on the Indenture.

(a) On and after the effective date of this Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture as supplemented by this Supplemental Indenture unless the context otherwise requires.

(b) Except as specifically amended above, the Indenture shall remain in full force and effect and is hereby ratified and confirmed.

Section 5. Construction.

Except as otherwise herein expressly provided or unless the context otherwise requires, the rules of construction set forth in Section 1.03 of the Indenture shall apply to this Supplemental Indenture mutatis mutandis.

Section 6. Governing Law.

THIS SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 7. TIA Controls.

If any provision of this Indenture limits, qualifies or conflicts with another provision which is required to be included in this Indenture by the TIA, the required provision shall control.

Section 8. Trustee Disclaimer.

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Issuer.

Section 9. Counterparts and Method of Execution.

The parties may sign multiple counterparts of this Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent one and the same agreement.

Section 10. Headings.

The headings of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 11. Separability.

Each provision of this Supplemental Indenture shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purpose of this Supplemental Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12. Successors.

All agreements of each of the Issuer and each Guarantor in this Supplemental Indenture and the Notes shall bind their respective successors. All agreements of the Trustee, any additional trustee and any Paying Agents in this Supplemental Indenture shall bind their respective successors.

[Signatures are on the following page.]

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed all as of the date and year first written above.

AMERICAN GREETINGS CORPORATION, as Issuer

By:	/s/ Gregory M. Steinberg
Name: Gregory M. Steinberg
Title: Treasurer

THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK, as Trustee

By:	/s/ Warren A. Goshine
Name: Warren A. Goshine
Title: Vice President